John V. Murphy
Chairman, President and                                     OppenheimerFunds Logo
Chief Executive Officer                                     OppenheimerFunds, Inc.
                                                      Two World Financial Center
                                                      225 Liberty Street
                                                      New York, NY 10281-1008
                                                      www.oppenheimerfunds.com

                                                      July 28, 2006
Dear Oppenheimer High Yield Fund Shareholder:

We have scheduled a shareholder meeting on October 6, 2006 for you to decide upon an important proposal for the Fund. Your ballot card, an Oppenheimer Champion Income Fund prospectus and a detailed combined proxy statement and prospectus are enclosed with this letter.

After careful consideration, the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer High Yield Fund to reorganize into another
Oppenheimer fund, Oppenheimer Champion Income Fund.  A shareholder meeting has been scheduled for October 6, and all High Yield Fund shareholders of record as of June 15,
2006, are being asked to vote either in person or by proxy, on the proposed reorganization.  You will find a combined proxy statement and prospectus detailing the proposal, a ballot card, a Champion Income Fund prospectus, instructions for voting by telephone or internet and a postage-paid return envelope for voting by mail enclosed for your use.

Why does the Board of Trustees recommend this change?

The Board voted to recommend that shareholders of High Yield Fund approve a proposal to reorganize the Fund into Champion Income Fund after considering, among other things, the two Funds' respective investment objectives and policies, management fees, distribution fees and other operating expenses, historical performance and asset size.  By merging into
Champion Income Fund, High Yield shareholders are expected to benefit from Champion Income
Fund's lower fee breakpoints and economies of scale that are expected to result from the combined larger fund while maintaining their investment in a fund with similar investment objectives and policies.  The Funds have the same portfolio manager and similar portfolio investments. The merger would also promote more focused portfolio management and eliminate duplicative efforts with respect to portfolio management, compliance, reporting and other administrative functions.  In addition, because both Funds are essentially managed in the same way, there is the potential for confusion among investors and financial advisors, limiting the sales potential of both Funds.  The Board of High Yield Fund believes that shareholders will be best served by the proposed reorganization, and recommends a vote
"For" the proposal.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or internet by following the instructions on the proxy ballot.  Using a touch-tone telephone or the internet to cast your vote saves you time and helps reduce the Fund's expenses.  If you vote by phone or internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the scheduled meeting.  If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed proxy statement and prospectus for complete details on this proposal.  Of course, if you have any questions, please contact your financial advisor, or call us at 1.800. 225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                                      Sincerely,
                                                [John V. Murphy signature]

Enclosures
XP0280.002.0706